Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-11 No. 333-179647) and related Prospectus of American Capital Mortgage Investment Corp. for the registration of 11,500,000 shares of common stock and to the incorporation by reference therein of our report dated February 21, 2012, with respect to the consolidated financial statements of American Capital Mortgage Investment Corp. included in its Annual Report (Form 10-K) for the period from August 9, 2011 (commencement of operations) through December 31, 2011, filed with the Securities and Exchange Commission.

McLean, Virginia	/s/ Ernst & Young LLP
March 9, 2012